Exhibit 99.1

MADISON SQUARE GARDEN SPORTS CORP. ANNOUNCES

PLAN TO RETURN APPROXIMATELY $250 MILLION TO SHAREHOLDERS

Approximately $175 million special, one-time dividend declared

$75 million accelerated share repurchase program authorized

NEW YORK, N.Y., October 6, 2022 - Madison Square Garden Sports Corp. (“MSG Sports”) (NYSE: MSGS) today announced its Board of Directors has declared a special, one-time cash dividend of approximately $175 million, or $7.00 per share. The special dividend is payable on October 31, 2022 to MSG Sports shareholders of record on October 17, 2022. In addition, the Company’s Board of Directors has authorized a $75 million accelerated share repurchase (ASR) program, which the Company believes is prudent given the current trading price of its common stock relative to the intrinsic value of the Company’s professional sports teams. The return of value authorized by the Board through these actions totals approximately $250 million.

MSG Sports Executive Chairman James L. Dolan said, “Today’s announcement follows the company’s strong fiscal 2022 financial performance and demonstrates our ongoing commitment to delivering shareholder value. The special one-time dividend provides an immediate return to our shareholders, while the accelerated share repurchase program reflects our confidence in the value of our professional sports franchises.”

MSG Sports intends to enter into an ASR agreement after the Company reports financial results for the fiscal 2023 first quarter. The Company would repurchase shares under the ASR program as part of its existing share repurchase authorization, which has approximately $260 million remaining prior to the execution of the ASR program.

The Company expects to fund the special, one-time dividend and the ASR program through borrowings under its existing New York Rangers and New York Knicks revolving credit facilities, as well as through cash on hand.

About Madison Square Garden Sports Corp.

Madison Square Garden Sports Corp. (MSG Sports) is a leading professional sports company, with a collection of assets that includes: the New York Knicks (NBA) and the New York Rangers (NHL); two development league teams – the Westchester Knicks (NBAGL) and the Hartford Wolf Pack (AHL); and esports teams through Counter Logic Gaming, a North American esports organization, and Knicks Gaming, an NBA 2K League franchise. MSG Sports also operates two professional sports team performance centers – the MSG Training Center in Greenburgh, NY and the CLG Performance Center in Los Angeles, CA. More information is available at www.msgsports.com.

Forward-Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industry in which it operates, the impact of the COVID-19 pandemic and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

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Contact:

Ari Danes, CFA

Investor Relations and Financial Communications

(212) 465-6072

Justin Blaber

Financial Communications

(212) 465-6109